                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549


                                   FORM 8-K

                                CURRENT REPORT

    Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934


               Date of Report (Date of Earliest Event Reported)

                               December 15, 1999


                             Edison Mission Energy
            (Exact name of registrant as specified in its charter)


                                  California
        (State or other jurisdiction of incorporation or organization)


              1-13434                               95-4031807
       (Commission File Number)            (I.R.S. Employer Identification No.)

          18101 Von Karman Avenue
            Irvine, California                        92612
    (Address of principal executive offices)        (Zip Code)

      Registrant's telephone number, including area code: (949) 752-5588


                                Not Applicable
        (Former name or former address, if changed since last report.)

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

On December 15, 1999, Edison Mission Midwest Holdings Co. (Midwest Holdings), through its wholly owned subsidiary, Midwest Generation, LLC (Midwest), completed a transaction with Commonwealth Edison Company (ComEd), a wholly owned subsidiary of Unicom Corporation, to acquire ComEd's fossil-fuel power generating assets (ComEd Asset Acquisition). Midwest Holdings is a wholly owned subsidiary of Midwest Generation EME, LLC, a wholly owned subsidiary of Edison Mission Energy (EME).

Concurrent with the ComEd Asset Acquisition, Midwest assigned its right to purchase the Collins Station, a 2,698 megawatt (MW) gas and oil-fired generating station located in Illinois, to a third party. Thereafter, a subsidiary of Midwest Holdings, Collins Holdings EME, LLC (CHE), entered into a lease transaction of the Collins Station under a 33.75-year lease.

The ComEd Asset Acquisition consists of 11 power plants located in Illinois, including six coal-fired generating plants consisting of 5,646 MW and a group of on-site generating peakers consisting of 604 MW (winter/summer average) and off-site generating peakers consisting of 562 MW (winter/summer average). Midwest will operate all of the power plants and the Collins Station as a sub-lessee from CHE (collectively, Units). The aggregate MW purchased or leased as a result of the ComEd transaction is 9,510.

In connection with the acquisition, Midwest and ComEd entered into power purchase agreements (PPAs) pursuant to which ComEd will purchase capacity and have the right to purchase energy generated by the Units. The PPAs, which provide for capacity and energy payments, will have a term of up to five years commencing on December 15, 1999. ComEd will be obligated to make a capacity payment for the Units under contract providing Midwest revenue for fixed charges and an energy payment for the electricity produced by these Units compensating Midwest for variable cost of production. If ComEd does not fully dispatch the Units under contract, Midwest may sell the excess energy to a third party subject to certain conditions.

The energy and capacity of Midwest that is not purchased under the PPAs will be sold at market prices to neighboring utilities, municipalities, third party electricity retailers, large consumers and power marketers on a spot basis. A bilateral trading infrastructure already exists with access to the Mid-America Interconnected Network and the East Central Area Reliability Council. The Illinois Automatic Power Exchange is also expected to open in December 1999.

Consideration for the ComEd Asset Acquisition (excluding $860 million paid by a third party to acquire the Collins Station) consisted of a cash payment of approximately $4.1 billion. The acquisition was funded primarily with a combination of approximately $1.6 billion of debt secured by a pledge of the stock of certain subsidiaries, $1.3 billion of EME corporate debt and $1.2 billion in equity contributions from Edison International (parent company of EME).

EME corporate debt consisted of a $500 million 364-day interest only revolving credit facility entered into on December 15, 1999, $500 million floating rate notes due June 15, 2001 and borrowings under EME's corporate revolver and commercial paper facilities.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(a)  Financial Statements of business acquired. Financial statements pursuant to
Item 7(a) are omitted because the required information is not applicable.

(b) Pro forma financial information. Pro forma financial information pursuant to Item 7(b) are omitted because the required information is not applicable.

(c)  Exhibits.
Exhibit No.                       Description
-----------                       -----------

2.5 Asset Sale Agreement, dated March 22, 1999 between Commonwealth Edison Company and Edison Mission Energy as to the Fossil Fuel Generating Assets, incorporated by reference to Exhibit 2.5 to Edison Mission Energy's Annual Report on Form 10-K for the year ended December 31, 1998.

                                  SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                     Edison Mission Energy
                                     ---------------------
                                     (Registrant)



                                    By      /s/ KEVIN M. SMITH
                                      -----------------------------------
                                                KEVIN M. SMITH,
                                           Senior Vice President and
                                            Chief Financial Officer



Date: December 23, 1999
      -----------------